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                                                                    EXHIBIT 99.1

Press Release
-For Immediate Release-

                    SECURITY CAPITAL ATLANTIC INCORPORATED
                                   ANNOUNCES
         BOARD APPROVAL OF PROPOSAL TO BECOME INTERNALLY MANAGED REIT

     March 24, 1997--Security Capital Atlantic Incorporated (ATLANTIC) (New York Stock Exchange Symbol: SCA) today announced that its Board of Directors has unanimously approved an agreement with Security Capital Group Incorporated to exchange Security Capital Group's REIT management and property management companies for $54.6 million of ATLANTIC common stock. As a result of the transaction, ATLANTIC will become an internally managed real estate investment trust (REIT) with Security Capital Group continuing as its largest shareholder. Personnel employed by the REIT management and property management companies will become employees of ATLANTIC. Based on ATLANTIC's 1997 forecast, the transaction will be immediately accretive to ATLANTIC's per share Funds from Operations
(FFO).

     ATLANTIC Co-Chairman Constance B. Moore said ATLANTIC's management believes the proposed transaction will result in several important benefits for ATLANTIC and its shareholders. "We believe the transaction's positive impact on long-term growth in FFO will be significant. As ATLANTIC continues to deploy capital, ATLANTIC shareholders will receive the incremental benefit of economies of scale. In addition, the transaction will position ATLANTIC to pursue possible acquisitions during a period of significant REIT consolidation." Ms. Moore added that ATLANTIC's management believes the market will view an internally managed structure more favorably, which over time is expected to enhance shareholder value.

     Under the terms of the agreement, ATLANTIC will issue $54.6 million of ATLANTIC common stock to Security Capital Group in exchange for Security Capital Group's REIT management and property management companies and operating system. The price per ATLANTIC common share issued as part of the transaction will be based on the average closing price of ATLANTIC's common shares reported by the New York Stock Exchange for the five-day period prior to the ATLANTIC shareholder record date for voting on the transaction. ATLANTIC and Security Capital Group have agreed that the number of shares issued to Security Capital Group will not exceed a maximum of approximately 2.6 million shares (equivalent to $20.64 per share) or fall below a minimum of approximately 2.1 million shares (equivalent to $25.86 per share).

     ATLANTIC will also conduct a concurrent rights offering during the time proxies are solicited from ATLANTIC shareholders to allow existing shareholders to maintain their relative ownership interests in ATLANTIC. Holders of ATLANTIC common shares will have the right to purchase $41 million of ATLANTIC common stock at the same price paid by Security Capital Group. However, if the market price when the rights offering commences is less than $20.64 per share, the offering will be conducted at the lower price. The rights offering will be subject to a maximum price of $25.86 per share.

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     As part of the transaction, Security Capital Group will issue warrants to acquire $46.9 million of Security Capital Group Class B common stock to ATLANTIC common shareholders. The warrants are expected to be publicly traded, will have a term of 12 months and will have an exercise price equal to the Class B trading price at the record date established for the warrant distribution. The issuance of the Security Capital Group warrants will occur within 60 days after the closing of the proposed transaction. Security Capital Group expects to file a registration statement with the Securities and Exchange Commission (SEC) covering the Class B shares within the next several weeks and to conduct an initial public offering of its Class B shares in the third quarter of 1997.

     In January, ATLANTIC's Board of Directors formed a special committee of independent directors to review the proposed transaction. The special committee retained its own counsel and engaged the investment banking firm of J.P. Morgan Securities Inc. to advise the committee on the fairness of the transaction to ATLANTIC and its shareholders other than Security Capital Group. Following receipt of the fairness opinion, the special committee unanimously recommended that the proposed transaction be approved by the full board. The transaction is subject to approval by holders of a majority of ATLANTIC's outstanding common shares, receipt of favorable tax opinions and customary closing conditions. The closing of the rights offering and the warrant distribution will be subject to the closing of the agreement between ATLANTIC and Security Capital Group. ATLANTIC and Security Capital Group will file a combined registration statement and proxy statement relating to the proposed transaction with the SEC. Any securities issued in connection with the rights offering and the warrant distribution will be offered only by means of a prospectus. Management expects a shareholder vote to occur in the third quarter of 1997, and if approved, the transaction and the rights offering are expected to be concluded during the third quarter of 1997.

     The statement contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which ATLANTIC operates, management's beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

     ATLANTIC is focused on becoming the preeminent real estate operating company for the development, acquisition, operation and long-term ownership of multifamily properties in its 12-state southeastern target market. ATLANTIC's primary objective is generating long-term, sustainable growth in per share cash flow. As of February 28, 1997, ATLANTIC's portfolio included 19,241 operating multifamily units, 5,095 units under construction and an estimated 3,068 units in planning.

FOR MORE INFORMATION, CONTACT:            K. Scott Canon
                                          (800) 201-0632
                                                or
                                          Gerard de Gunzburg
                                          (212) 838-9292